Exhibit 10.13

SECOND AMENDMENT TO THE

AAR CORP. NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

WHEREAS, AAR CORP. (“Company”) adopted the Amended and Restated AAR CORP. Nonemployee Directors’ Deferred Compensation Plan (“Plan”), effective April 8, 1997; and

WHEREAS, the Company amended the Plan effective May 26, 2000, and deems it appropriate to further amend the Plan in certain respects;

NOW, THEREFORE, the Plan is hereby further amended, as follows, effective December 18, 2002:

1.             Amend Section II – Plan Participants to read as follows:

“Each Nonemployee Director shall become a Participant under the Plan by filing the written Election Form described in Section III below with the Plan Administrator appointed by the Compensation Committee of the Board (“Committee”) with respect to (i) the annual Board retainer (“Retainer”) and (ii) the Committee retainer and meeting fees (“Meeting Fees”) payable to the Nonemployee Director for his services as a member of the Board.”

2.             Amend Section III – Deferral Elections, subparagraphs (a)(ii) and (e)(ii), to read as follows:

“(a)(ii)     If an election is not made pursuant to clause (i) above, a Participant shall receive quarterly payment of the Retainer in cash.”

“(e)(ii)     An election made by a Participant in the calendar year in which he first becomes eligible to participate in the Plan, or following an amendment to the Plan, may be made pursuant to an Election Form delivered to the Plan Administrator within 30 days after the date on which he initially becomes eligible to participate, or a Plan amendment becomes effective, and such Election Form shall be effective with respect to Retainers and Meeting Fees earned from and after the date such Election Form is delivered to the Plan Administrator.”

3.             Add the following new paragraphs (g) and (h) to Article V, Distribution of Accounts:

(g)           Notwithstanding any provision in the Plan to the contrary, a Participant may elect a distribution of all or any portion of the amounts credited to his Stock Unit Account or Cash Account at any time if (i) he elects such distribution by written instrument delivered to the Plan Administrator at least six months in advance of the date of distribution is received, or (ii) the distribution is subject to a forfeiture penalty equal to 10% of the amount of distribution.  Such distribution shall be made pursuant to the provisions of the Plan.

(h)           Notwithstanding any provision in the Plan to the contrary, all amounts credited to a Participant’s Stock Unit Account and Cash Account shall be distributed to him in a lump sum, if payable in cash, or by issuance of shares of common stock, if payable in stock, as soon as practicable following the first to occur of (i) a drop in the credit rating of the Company below S&P BB or Moody’s Ba; (ii) a drop in the Company’s market capitalization below $75 million for five (5) consecutive trading days; (iii) a drop in the aggregate of cash and existing available bank lines of the Company below $35 million; and (iv) receipt of a notice of material adverse change under any of the Company’s then existing debt agreements.

IN WITNESS WHEREOF, this Second Amendment has been executed this 18th day of December, 2002.

AAR CORP.

By:	/s/ DAVID P. STORCH
David P. Storch, President